Exhibit 10.30

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OVERSEAS BENEFITS AGREEMENT

OVERSEAS BENEFITS AGREEMENT, dated as of 12 August, 2002, between CDT Acquisition Corp., a Delaware corporation (the “Company”), and David Fyfe (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive have entered into an employment agreement as of the date hereof (the “Employment Agreement”);

WHEREAS, pursuant to Section 2 of the Employment Agreement, the Company desires Executive to provide his services to certain subsidiaries of the Company that are located in the United Kingdom (the “Overseas Services”);

WHEREAS, in connection with the Overseas Services, the Company requires Executive to temporarily reside in the United Kingdom for a period not to extend beyond the third anniversary of the date of this Agreement (the “Overseas Residence Period”); and

WHEREAS, the Company acknowledges the need to provide Executive with certain benefits during the Overseas Residence Period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and value consideration, the Company and Executive hereby agree as follows:

1.  Salary and Benefits. During the Overseas Residence Period, Executive shall be paid in accordance with the Employment Agreement in U.S. currency, subject to the monthly tax adjustments described in Section 2(a) below and all required withholdings. Executive shall continue to participate in the Company’s life, medical, dental, vision and disability insurance and profit sharing, pension and retirement plans, as applicable, and the Company shall continue to make the appropriate deductions from Executive’s salary.

2.  Tax Equalization Payment. During the Overseas Residence Period, the Company agrees to equalize Executive’s income and employment tax. The tax equalization payment will cover any additional US, state, local or foreign tax liability over what the employee would have incurred at the same remuneration level had he remained in the US. The following procedure will be used to calculate tax liabilities:

(a)  The Company’s accountants shall compute the hypothetical amount of US tax the Executive would have paid if resident in the State of Florida, without any allowance for overseas residency and compare that sum to the total taxes actually paid in the US and the UK. Any excess of taxes actually paid over the hypothetical US tax shall be reimbursed to the employee including tax on the reimbursements, the intent being to render the Executive indifferent to whether he resides in the US or the UK.

(b)  The only exclusion to the above shall be income derived from the exercise of stock options.

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(c) A final settlement shall be made annually upon submission by Executive to the Company of his actual US and UK tax returns.

(d) The Company shall withhold appropriate U.S. social security taxes where applicable and pay those to the proper governmental agency. Such withholdings are not a part of, but are in addition to, the hypothetical tax described in Section 2(a).

(e) Executive agrees to take advantage of all permissible deductions and allowances in filing U.K. and U.S. tax reports, and to minimize Executive’s taxes to the fullest degree legally allowable.

3. Tax Counseling and Tax Preparation Services. With respect to any tax year that falls within the Overseas Residence Period, the Company agrees to provide Executive with reasonable and necessary U.S. and U.K. tax counseling and tax preparation services to be provided by the Company’s accountants.

4. Transportation to Executive’s Home. During the Overseas Residence Period, the Company agrees to reimburse Executive for reasonable transportation expenses incurred by Executive and his wife to travel from Cambridge, U.K. to Executive’s home in Jacksonville, Florida, U.S. two times a year. In addition, Executive’s wife shall be entitled to four additional visits to her children in the U.S. and Executive’s wife’s dependent children are entitled to one visit per year to Cambridge. Class of air travel shall be World Traveller Plus or equivalent.

5. Relocation and Moving Expenses. The Company shall pay the ordinary and necessary moving costs incurred by Executive in relocating Executive, his wife, and household effects from the Cambridge, U.K. area to Jacksonville, Florida, U.S. area upon the expiration of the Overseas Service Period up to a maximum of $10,000 with supporting documentation.

6. Work and Holiday Schedule. During the Overseas Residence Period, Executive shall observe the work and holiday schedule of the Company’s U.K. subsidiaries.

7. Termination of Overseas Residence Period. The Overseas Residence Period shall terminate three months after the Company notifies Executive that it no longer requires Executive to temporarily reside in the U.K.

8. Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

9. Succession and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that Executive may not assign this Agreement nor his rights, interests, or obligations hereunder.

10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

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11. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows, and shall be effective upon actual receipt by the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

c/o Cambridge Display Technology Limited

Greenwich House

Madingley Rise

Madingley Road

Cambridge CB3 0HJ

ENGLAND

Fax: (011) 44-1223-723556

Attention: Human Resources

with a copy to:

Kelso & Company

320 Park Avenue, 24th Floor

New York, NY 10022

Fax: (212) 223-2379

Attention: James J. Connors, II

If to Executive at:

GA Saxon St.

Cambridge

CB2 1HN

or to such other address as Executive may from time to time have notified the Company, with a copy to:

N/A.

All such notices, requests, demands and other communications shall be deemed to have been received (A) if by personal delivery on the day after such delivery, (B) if by certified

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or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered or (D) if by fax, on the next day following the day on which such fax was sent.

13. Headings. The headings to Sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Entire Agreement; Conflict with Employment Agreement. This Agreement and the Employment Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein and supercede all prior agreements and undertakings among the parties with respect to such matters. There are no representations, warranties, promises, inducements, covenants or undertakings relating to Executive’s employment other than those expressly set forth or referred to herein. In the event that any provisions of this Agreement conflict with any provisions of the Employment Agreement, the provisions of the Employment Agreement shall prevail.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

CDT ACQUISITION CORP.

By:	/s/ Emma Jones
Name:	Emma Jones
Title:	Company Secretary

/s/ David Fyfe
David Fyfe

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